Exhibit 23.1

1100 N. Tustin Avenue, Suite 200 Anaheim, CA 92807 Office (714) 238-0000 Fax (714) 238-0080 www.bycpas.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Blow & Drive Interlock Corporation

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Blow & Drive Interlock Corporation of our report dated July 19, 2019 on our audit of the consolidated financial statements of Blow & Drive Interlock Corporation as of December 31, 2018 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period ended December 31, 2018.

/s/ Benjamin & Young, LLP

Santa Ana, CA

March 30, 2020